Exhibit 99.1

FOR IMMEDIATE RELEASE
January 26, 2023

Codorus Valley Bancorp, Inc.

Reports Fourth Quarter and Year End 2022 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (“Codorus Valley”, or the “Corporation”) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (“PeoplesBank”, or the “Bank”), today reported net income of $7.9 million or $0.83 per diluted common share, for the fourth quarter of 2022. This compares to net income of $7.2 million or $0.75 per diluted common share for the third quarter of 2022, representing an increase of $0.7 million or 10.9 percent and net income of $2.7 million or $0.28 per diluted common share, for the fourth quarter of 2021. For the year ended December 31, 2022, net income was $20.1 million or $2.10 per diluted common share, compared to $14.7 million or $1.50 per diluted common share, for the year ended December 31, 2021.

Financial and operational highlights include:

-	Fourth quarter net income of $7.9 million compared to net income of $2.7 million in the year-ago quarter and $7.2 million in the linked quarter

-	Linked quarter 32 basis point increase in net interest margin to 3.98 percent, and 123 basis point increase from the quarter ended December 31, 2021

-	Fourth quarter efficiency ratio of 60.9 percent

-	Continued improvement in credit metrics with nonperforming assets to total loans and foreclosed real estate falling to 0.70 percent of total assets

-	Cash dividend of $0.16 per share payable on or before February 14, 2023, to common shareholders of record on January 24, 2023

“In the fourth quarter, the PeoplesBank team continued to focus on improving future performance and increasing shareholder value. Growth in our core business, improved asset quality, improved net interest margin, and the implementation of new technology and new processes to improve efficiency, allowed the Corporation to experience strong net income growth. Due to our focus on performance, we were able to declare a $0.16 per share cash dividend, a one cent increase over the dividend paid in each of the four prior quarters,” stated Craig L. Kauffman, President and CEO.

REVIEW OF RESULTS

Balance Sheet

Loans

Loans, which include SBA-backed Paycheck Protection Program loans (“SBA PPP loans”), increased $103.1 million from December 31, 2021 to December 31, 2022, or 6.3 percent as the impact of net commercial loan growth outpaced SBA PPP loan forgiveness. Excluding SBA PPP loans, total loans increased $130.8 million from December 31, 2021 to December 31, 2022, or 8.0 percent. SBA PPP loans, net of deferred fees and costs, declined by $27.7 million to zero at December 31, 2022 due to forgiveness activity.

Non-accrual loans decreased $22.6 million, or 67.3 percent to $11.0 million from December 31, 2021 to December 31, 2022 as a result of the Bank’s continued focus on improving asset quality.

Investment Securities

Investment Securities increased $90.8 million to $346.4 million at December 31, 2022 compared to $255.6 million at December 31, 2021, as the Bank deployed excess liquidity through selective purchases of mortgage-backed, corporate and municipal securities.

Deposits

Total Deposits decreased $200.6 million, or 9.4 percent from December 31, 2021 to December 31, 2022, ending the period at $1.9 billion, in part due to the Bank’s decision to strategically change its product emphasis away from higher cost certificates of deposit funding. From year end 2021 to year end 2022, certificates of deposit decreased by $79.6 million or 17.2 percent. In addition, noninterest-bearing demand accounts decreased $60.8 million or 11.6 percent and money market accounts decreased by $97.5 million or 13.1 percent. Offsetting the decreases was a $27.3 million or 10.4 percent increase in interest bearing checking accounts and a $10.0 million or 6.6 percent increase in savings accounts.

Income Statement

The Corporation’s net interest income for the three months ended December 31, 2022 was $21.5 million, an increase of 37.0 percent when compared to $15.7 million for the same period in 2021 and an increase of 5.5 percent when compared to $20.4 million for the linked quarter. The Corporation’s tax-equivalent net interest margin (“NIM”) was 3.98 percent for the three months ended December 31, 2022, compared to 2.75 percent for the same period in 2021 and 3.66 percent for the linked quarter. Net interest income for the year ended December 31, 2022 was $75.3 million, an increase of 21.2 percent when compared to $62.1 million for the year ended December 31, 2021. The Corporation’s tax-equivalent NIM was 3.39 percent for the year ended December 31, 2022, compared to 2.87 percent for the year ended December 31, 2021.

For the three months ended December 31, 2022 the Corporation realized a recovery of the provision for loan losses of $544,000 compared to a provision for loan losses of $1.7 million for the same period in 2021 and a recovery of the provision for loan losses of $567,000 for the linked quarter. The decreased, or negative, provision was primarily the result of improving credit metrics and a reduction in the historical loss factor. The provision for loan losses for the year ended December 31, 2022 was $2.9 million compared to $3.7 million for the year ended December 31, 2021. The Corporation’s nonperforming assets ratio was 0.70 percent at December 31, 2022, a 68.5 percent decrease from the nonperforming assets ratio of 2.22 percent at December 31, 2021.

Noninterest income for the fourth quarter 2022 was $3.5 million, a decrease of $1.0 million or 22.4 percent, as compared to noninterest income of $4.5 million for the fourth quarter 2021 and a decrease of $141,000 or 3.9 percent as compared to the linked quarter. The decrease in both periods was primarily due to lower gains on sales of mortgage loans recognized during the current quarter. Noninterest income for the year ended December 31, 2022 was $14.9 million, a decrease of $1.5 million, as compared to noninterest income of $16.4 million for the year ended December 31, 2021. The year-to-date decrease was primarily due to lower gains on sales of mortgage loans, offset by a loss on the write down of assets held for sale in the prior year.

Noninterest expense was $15.3 million for the fourth quarter 2022, an increase of $277,000 or 1.8 percent, as compared to noninterest expense of $15.1 million for the fourth quarter 2021 and an increase of $25,000 compared to noninterest expense of $15.3 million for the linked quarter. Higher personnel expense was the primary driver of the increase compared to the prior year. Noninterest expense was $61.6 million for the year ended December 31, 2022, an increase of $5.4 million or 9.5 percent, as compared to noninterest expense of $56.2 million for the year ended December 31, 2021. Personnel expense, professional/legal expense and miscellaneous expense were the primary drivers of the increase between the two periods.

Income tax expense for the quarter ended December 31, 2022 was $2.2 million compared to $639,000 for the same period in 2021 and $2.1 million in the linked quarter. The effective tax rate for the three months ended December 31, 2022, December 31, 2021 and September 30, 2022 was 21.7 percent, 19.2 and 22.3 percent, respectively. Income tax expense for the year ended December 31, 2022 was $5.6 million compared to $3.9 million for the year ended December 31, 2021. The effective tax rate for the year ended December 31, 2022 and December 31, 2021 was 21.7 and 21.1, respectively.

Dividend Declared

On January 10, 2023, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.16 per share, payable on or before February 14, 2023 to common shareholders of record at the close of business on January 24, 2023. The payment of this $0.16 per share cash dividend in the first quarter 2023 is an increase of $0.01 compared to the cash dividend paid in the prior four quarters.

Business Lines

Commercial banking renewed its focus on specific industries by reorganizing to more effectively dedicate associates to specific business and geographic areas. This is intended to position the Bank for growth by enhancing coordination and leadership support within specific markets, allowing us to continue our focus on a few specialty business areas where PeoplesBank has expertise, and growing talent by supporting the career development of existing team members and attracting additional qualified bankers in our markets.

Business and Consumer marketing efforts continue to focus on supporting strategic goals, combining traditional and digital marketing channels to reach prospective clients in our business area. In the fourth quarter of 2022, online traffic was up over 20% compared to a year earlier, and the number of new users to the PeoplesBank website was up over 22% compared to the prior year.

The Bank’s East York Financial Center completed its upgrade to a PeoplesBank Connections Center in the fourth quarter of 2022, and retail and business clients can now enjoy an enhanced environment to discuss how PeoplesBank can help them to achieve their business and personal goals, conduct business and learn more about PeoplesBank products and services.

During the fourth quarter of 2022, we continued our efforts to deliver services to clients in the mode and locations that best serve their needs. With that ongoing focus on rationalizing our delivery platform to best serve clients, we closed our Glen Rock financial center as clients continued to prefer to transact via digital platforms and in neighboring PeoplesBank financial centers that offered drive-thru capabilities. A full service ATM was installed at the Glen Rock location. The building, which also housed the Glen Rock Borough office and the Glen Rock Historical Preservation Society, became part of the National Register of Historical Places in 1997. In appreciation for the Borough of Glen Rock and the community’s role in the origin and growth of PeoplesBank dating back to 1864, the Bank donated the building to Glen Rock Borough, which plans to use the building to conduct borough meetings and expand the Glen Rock Historical Preservation Society’s museum.

Rising rates and a softening of the housing market resulted in lower than expected mortgage loan originations and sales for the Mortgage Banking Division. Despite the muted activity, the Bank was able to utilize niche products such as our Physician’s Preferred Mortgage and a first-time homebuyer program assisting clients with down payments to expand our mortgage portfolio. Adjustable rate mortgage activity also accelerated as the mortgage portfolio grew by a net $31 million or 30% during 2022.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol “CVLY”.

Forward-looking Statements

This Press Release may contain forward-looking statements by Codorus Valley Bancorp, Inc. (the “Corporation”). Forward-looking statements may include information concerning the financial condition, results of operations and business of the Corporation and its subsidiaries and include, but are not limited to, statements regarding expectations or predictions of future financial or business performance or conditions relating to the Corporation and its operations. These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control). Forward-looking statements may also include, but are not limited to, discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, goals, expectations or consequences, and statements about future performance, expenses, operations, or products and services of the Corporation and its subsidiaries. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “believes,” “plans,” “expects,” “estimates,” “intends,” “anticipates,” “strives to,” “seeks,” “intends,” “anticipates” or similar words or expressions.

Forward-looking statements are not historical facts, nor should they be relied upon as providing assurance of future performance. Forward-looking statements are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control. Actual results could differ materially from those indicated in forward-looking statements due to, among others, the following factors: general economic conditions; the scope and duration of the on-going COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Corporation’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; changes in market interest rates; the persistence of the current inflationary environment in the U.S. and our market areas; the uncertain impact of new laws and regulations; ineffectiveness of the Corporation’s business strategy due to changes in the current or future market conditions; changes in deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic; competition; market volatility, market downturns, changes in consumer behavior, business closures; adverse changes in the quality or composition of the Corporation’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Corporation’s business; fluctuations in real estate values; the adequacy of loan loss reserves; deterioration in the credit quality of borrowers; the Company’s ability to retain key personnel; failure or disruption of the Corporation’s information systems; failure or circumvention of our internal controls; changes in government regulation and supervision; occurrence of natural or man-made disasters or calamities, including health emergencies, the spread of infectious diseases, epidemics or pandemics, an outbreak or escalation of hostilities or other geopolitical instabilities, the effects of climate change or extraordinary events beyond the Corporation’s control, and the Corporation’s ability to deal effectively with disruptions caused by the foregoing; and other economic, competitive, governmental and technological factors affecting the Corporation’s operations, markets, products, services and fees.

A discussion of certain risks and uncertainties affecting the Corporation can also be found in its Annual Report on Form 10-K for the year ended December 31, 2021, and in its 2022 Form 10-Qs, which are filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov or in the Investor Relations section of the Corporation’s website at www.peoplesbanknet.com. We include web addresses here as inactive textual references only. The Corporation does not commit to update or revise any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements when filed with the SEC. Accordingly, the consolidated financial information in this announcement is subject to change.

The Corporation uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this Press Release. The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate the Corporation’s financial condition and results of operations and, therefore, such information is useful to investors. These measures have limitations as analytical tools and should not be considered a substitute for analysis of results under GAAP. These non-GAAP financial measures are reconciled to the most comparable measures following the “Financial Highlights” section of this press release.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Craig L. Kauffman	Larry D. Pickett
President and CEO	Chief Financial Officer
717-747-1501	717-747-1502
ckauffman@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Quarterly			Year-to-Date
	4th Qtr	3rd Qtr	4th Qtr	December 31,
	2022	2022	2021	2022	2021
Interest income	$25,400	$22,673	$17,519	$84,653	$71,691
Interest expense	3,939	2,322	1,858	9,401	9,591
Net interest income	21,461	20,351	15,661	75,252	62,100
(Recovery of) provision for loan losses	(544)	(567)	1,731	2,890	3,663
Noninterest income	3,470	3,611	4,473	14,854	16,365
Noninterest expense	15,347	15,322	15,070	61,568	56,215
Income before income taxes	10,128	9,207	3,333	25,648	18,587
Provision for income taxes	2,196	2,053	639	5,556	3,928
Net income	$7,932	$7,154	$2,694	$20,092	$14,659
Basic earnings per share	$0.83	$0.75	$0.28	$2.11	$1.51
Diluted earnings per share	$0.83	$0.75	$0.28	$2.10	$1.50

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	December 31,	December 31,
	2022	2021
Cash and short term investments	$120,439	$545,494
Investment securities	346,412	255,596
Loans	1,633,011	1,537,627
Allowance for loan losses	(20,736)	(22,782)
Net loans	1,612,275	1,514,845
Premises and equipment, net	21,136	21,955
Operating leases right-of-use assets	3,072	1,697
Goodwill	2,301	2,301
Other assets	89,417	76,684
Total assets	$2,195,052	$2,418,572

Deposits	$1,943,219	$2,143,765
Borrowed funds	23,155	32,340
Subordinated debentures	30,764	30,683
Operating leases liability	3,204	1,803
Other liabilities	17,410	14,476
Shareholders’ equity	177,300	195,505
Total liabilities and shareholders’ equity	$2,195,052	$2,418,572

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2022	2022	2022	2022	2021	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2022	2021
Earnings and Per Share Data (1) (in thousands, except per share data)
Net income	$7,932	$7,154	$1,953	$3,053	$2,694	$20,092	$14,659
Basic earnings per share	$0.83	$0.75	$0.20	$0.32	$0.28	$2.11	$1.51
Diluted earnings per share	$0.83	$0.75	$0.20	$0.32	$0.28	$2.10	$1.50
Cash dividends paid per share	$0.15	$0.15	$0.15	$0.15	$0.15	$0.60	$0.54
Book value per share	$18.51	$17.63	$18.37	$19.28	$20.64	$18.51	$20.64
Tangible book value per share (2)	$18.27	$17.39	$18.13	$19.04	$20.40	$18.27	$20.40
Tangible book value per share without AOCI (8)	$21.90	$21.21	$20.59	$20.50	$20.41	$21.90	$20.41
Average shares outstanding	9,566	9,545	9,532	9,486	9,506	9,532	9,715
Average diluted shares outstanding	9,589	9,568	9,565	9,517	9,548	9,560	9,753

Performance Ratios (%)
Return on average assets (3)	1.43	1.25	0.34	0.51	0.46	0.87	0.64
Return on average equity (3)	18.50	15.93	4.31	6.33	5.46	11.08	7.38
Net interest margin (4)	3.98	3.66	3.18	2.79	2.75	3.39	2.87
Efficiency ratio (5)	60.87	63.51	74.43	74.51	74.31	67.79	71.13
Net overhead ratio (3)(6)	2.13	2.04	2.11	1.81	1.79	2.02	1.75

Asset Quality Ratios (%)
Net loan charge-offs to average loans (3)	0.24	0.02	0.54	0.47	0.34	0.31	0.14
Allowance for loan losses to total loans (7)	1.27	1.39	1.44	1.44	1.49	1.27	1.49
Nonperforming assets to total loans and foreclosed real estate	0.70	0.99	1.05	2.00	2.22	0.70	2.22

Capital Ratios (%)
Average equity to average assets	7.75	7.84	7.78	8.09	8.34	7.87	8.72
Tier 1 leverage capital ratio	9.77	9.18	8.79	8.60	8.59	9.77	8.59
Common equity Tier 1 capital ratio	12.04	11.80	11.63	11.93	12.11	12.04	12.11
Tier 1 risk-based capital ratio	12.61	12.38	12.23	12.54	12.74	12.61	12.74
Total risk-based capital ratio	15.57	15.42	15.30	15.67	15.92	15.57	15.92

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) non-GAAP measure - book value less goodwill and core deposit intangibles; see reconciliation below

(3) annualized for the quarterly periods presented

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) noninterest expense less noninterest income as a percentage of average assets

(7) excludes loans held for sale

(8) non-GAAP measure - book value less accumulated other comprehensive income; see reconciliation below

Reconciliation of Non-GAAP Financial Measures (Tangible Book Value and Tangible Book Value without AOCI)

(in thousands, except per share data)	2022	2022	2022	2022	2021
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Total Shareholders’ Equity	$177,300	$168,339	$175,282	$183,719	$195,505
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,303)	(2,303)	(2,304)	(2,305)	(2,301)
Tangible Shareholders’ Equity	$174,997	$166,036	$172,978	$181,414	$193,204
Less: Accumulated Other Comprehensive Income	(34,764)	(36,499)	(23,462)	(13,957)	(164)
Tangible Shareholders’ Equity without AOCI	$209,761	$202,535	$196,440	$195,371	$193,368

Common Shares Outstanding	9,581	9,548	9,541	9,528	9,472
Book Value Per Share	$18.51	$17.63	$18.37	$19.28	$20.64
Effect of Intangible Assets	(0.24)	(0.24)	(0.24)	(0.24)	(0.24)
Tangible Book Value Per Share	$18.27	$17.39	$18.13	$19.04	$20.40

Book Value Per Share	$18.51	$17.63	$18.37	$19.28	$20.64
Effect of Intangible Assets and AOCI	3.39	3.58	2.22	1.22	(0.23)
Tangible Book Value Per Share without AOCI	$21.90	$21.21	$20.59	$20.50	$20.41

This report contains certain financial information determined by methods other than in accordance with GAAP.  This non-GAAP disclosure has limitation as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$132,772	$1,226	3.66%	$260,302	$1,486	2.26%	$497,931	$191	0.15%
Investment securities:
Taxable	366,923	2,387	2.58	347,656	2,080	2.37	215,571	1,010	1.86
Tax-exempt	25,601	137	2.13	26,414	142	2.13	23,618	118	1.98
Total investment securities	392,524	2,524	2.55	374,070	2,222	2.36	239,189	1,128	1.87
Loans:
Taxable (1)	1,598,206	21,499	5.34	1,556,060	18,817	4.80	1,520,641	16,097	4.20
Tax-exempt	22,829	222	3.85	23,057	222	3.82	11,004	160	5.78
Total loans	1,621,035	21,721	5.32	1,579,117	19,039	4.78	1,531,645	16,257	4.21
Total earning assets	2,146,331	25,471	4.71	2,213,489	22,747	4.08	2,268,765	17,576	3.07
Other assets (2)	66,173			78,942			99,625
Total assets	$2,212,504			$2,292,431			$2,368,390
Liabilities and Shareholders’ Equity
Deposits:
Interest bearing demand	$942,286	2,561	1.08%	$982,174	1,238	0.50%	$963,920	$354	0.15%
Savings	163,184	12	0.03	166,275	13	0.03	147,584	14	0.04
Time	383,013	808	0.84	402,576	556	0.55	476,061	965	0.80
Total interest bearing deposits	1,488,483	3,381	0.90	1,551,025	1,807	0.46	1,587,565	1,333	0.33
Short-term borrowings	12,605	13	0.40	13,255	13	0.39	11,505	12	0.40
Long-term debt	14,858	175	4.68	15,047	133	3.51	23,540	145	2.44
Subordinated debentures	30,757	369	4.76	30,737	369	4.76	30,676	369	4.77
Total interest bearing liabilities	1,546,703	3,938	1.01	1,610,064	2,322	0.57	1,653,286	1,858	0.45
Noninterest bearing deposits	476,347			489,589			503,035
Other liabilities	17,974			12,992			14,502
Shareholders’ equity	171,480			179,786			197,567
Total liabilities and shareholders’ equity	$2,212,504			$2,292,431			$2,368,390
Net interest income (tax equivalent basis)		$21,533			$20,425			$15,718
Net interest margin (3)			3.98%			3.66%			2.75%
Tax equivalent adjustment		(72)			(74)			(57)
Net interest income		$21,461			$20,351			$15,661

(1) Average balances include nonaccrual loans.

(2) Average balances include bank owned life insurance and foreclosed real estate.

(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Twelve Months Ended
	December 31, 2022			December 31, 2021
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$300,922	$3,588	1.19%	$415,840	$550	0.13%
Investment securities:
Taxable	323,011	7,499	2.32	182,535	3,364	1.84
Tax-exempt	25,545	536	2.10	21,349	453	2.12
Total investment securities	348,556	8,035	2.31	203,884	3,817	1.87
Loans:
Taxable (1)	1,557,289	72,558	4.66	1,543,078	67,060	4.35
Tax-exempt	18,200	730	4.01	9,855	447	4.54
Total loans	1,575,489	73,288	4.65	1,552,933	67,507	4.35
Total earning assets	2,224,967	84,911	3.82	2,172,657	71,874	3.31
Other assets (2)	79,891			104,776
Total assets	$2,304,858			$2,277,433
Liabilities and Shareholders’ Equity
Deposits:
Interest bearing demand	$975,583	4,561	0.47%	$880,576	$1,660	0.19%
Savings	162,701	49	0.03	134,268	62	0.05
Time	414,784	2,650	0.64	505,981	5,503	1.09
Total interest bearing deposits	1,553,068	7,260	0.47	1,520,825	7,225	0.48
Short-term borrowings	11,987	48	0.40	10,451	42	0.40
Long-term debt	18,741	616	3.29	34,127	848	2.48
Subordinated debentures	30,727	1,476	4.80	30,646	1,476	4.82
Total interest bearing liabilities	1,614,523	9,400	0.58	1,596,049	9,591	0.60
Noninterest bearing deposits	494,969			468,203
Other liabilities	14,073			14,660
Shareholders’ equity	181,293			198,521
Total liabilities and shareholders’ equity	$2,304,858			$2,277,433
Net interest income (tax equivalent basis)		$75,511			$62,283
Net interest margin (3)			3.39%			2.87%
Tax equivalent adjustment		(259)			(183)
Net interest income		$75,252			$62,100

(1) Average balances include nonaccrual loans.

(2) Average balances include bank owned life insurance and foreclosed real estate.

(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.